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                                                                   EXHIBIT 10.2

                             EXECUTIVE AGREEMENT




                               November 7, 1994



Mr. Robert L. Doyle
Senior Vice President, Marketing
Puritan-Bennett Corporation
9401 Indian Creek Parkway
P.O. Box 25905
Overland Park, KS  66225

Dear Mr. Doyle:

         This letter agreement restates and supersedes in its entirety the letter agreement dated August 31, 1994 between you and Puritan-Bennett Corporation (the "Company"). In view of your position as Senior Vice President, Marketing of the Company and in consideration of your agreement to continue serving in this or some other mutually agreeable capacity, the Board of Directors (the "Board") of the Company has approved the commitment by the Company to provide you ("Employee") with certain benefits during your employment and in the event of termination of your employment for Good Reason, if by you, and other than for Cause, if by the Company. This letter agreement (the "Agreement") establishes the terms and conditions of your continued employment by the Company, including your rights to receive certain payments and benefits during and after your employment by the Company.

         1.  Certain Definitions.

                 1.1 Cause. "Cause" means (a) the Employee's willful violation of any reasonable rule or direct order of the Board or the Company's Chief Executive Officer ("CEO"), which, after written notice to do so, the Employee fails to make reasonable efforts to correct within a reasonable time, or (b) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving actual moral turpitude or dishonesty of or by the Employee, or (c) drug or alcohol abuse on Company premises or at a Company sponsored event, or (d) the Employee's material violation of any provision of this Agreement, which, after written notice to do so, the Employee fails to make reasonable efforts to correct within a reasonable time. "Cause" shall not include any matter other than those specified in (a) through (d) above, and without limiting the generality of the foregoing statement, Cause shall not include (x) any charge or conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, under the Federal Food, Drug, and Cosmetic Act, as amended, or any successor statute thereto (the "Act"), or (y) the imposition or attempt to impose upon the Employee, or upon any operation, asset, product or activity of the Company, of any other sanction or remedy under the Act, including without limitation civil
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Mr. Robert L. Doyle
November 7, 1994
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                          money penalties, warning letters, injunctions,
                          repairs, replacements, refunds, recalls or seizures, if the Employee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company.

                 1.2 Good Reason. "Good Reason" means (a) breach by the Company or any successor company of any of the provisions of this Agreement not corrected within ninety (90) days after written notice to the Company thereof, or (b) any of the following if the same shall occur within two years after a Change of
                          Control: (i) reduction of the Employee's base salary, management bonus percentage or other compensation, as in effect immediately prior to the Change of Control,
                          (ii) failure to continue in effect any medical, dental, accident, or disability plan in which the Employee is entitled to participate immediately prior to the Change of Control and failure to provide plans with substantially similar benefits (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect the Employee's participation or reduce the Employee's benefits under any of such plans, (iii) material reduction in Employee's job responsibilities, (iv) material reduction of Employee's title or position,
                          (v) Employee shall be requested to relocate to an office outside of the greater Atlanta or Kansas City metropolitan area, or (vi) failure or refusal of any successor company to assume the Company's obligations under this Agreement.

                 1.3 Change of Control. A "Change of Control" shall be deemed to have occurred at any of the following times:

                          1.3.1 Upon the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or
                                           14(d)(2) of the Securities Exchange
                                           Act of 1934 (the "Exchange Act")
                                           (excluding, for this purpose, the
                                           Company or its affiliates, or any
                                           employee benefit plan of the Company
                                           or its affiliates which acquires
                                           beneficial ownership of voting
                                           securities of the Company) of
                                           beneficial ownership (within the
                                           meaning of Rule 13d-3 promulgated
                                           under the Exchange Act) of 50% or
                                           more of either the then outstanding
                                           shares of common stock of the
                                           Company or the Combined Voting Power
                                           of the Company's then outstanding
                                           voting securities.  "Combined Voting
                                           Power" means the combined voting
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Mr. Robert L. Doyle
November 7, 1994
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                                           power of the Company's then
                                           outstanding voting securities
                                           generally entitled to vote in the
                                           election of directors.

                          1.3.2 At the time individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this subsection 1.3.2, considered as though such person were a member of the Incumbent Board; or

                          1.3.3            Upon the approval by the
                                           Shareholders of the Company of a
                                           reorganization, merger,
                                           consolidation (in each case, with
                                           respect to which persons who were
                                           the shareholders of the Company
                                           immediately prior to such
                                           reorganization, merger or
                                           consolidation do not, immediately
                                           thereafter, own more than 50% of the
                                           Combined Voting Power of the
                                           reorganized, merged or consolidated
                                           company's then outstanding voting
                                           securities) or a liquidation or
                                           dissolution of the Company or of the
                                           sale of all or substantially all of
                                           the assets of the Company; or

                          1.3.4 The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

                          1.4 Normal Retirement Date. "Normal Retirement Date" shall mean the earliest date (currently, the Employee's 65th birthday) upon which the Employee is eligible to retire from the Company and commence receiving full retirement benefits under the Company's then applicable retirement plan.
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Mr. Robert L. Doyle
November 7, 1994
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                          1.5     Employment Termination Date.  The date of
                                  delivery of any notice of termination
                                  pursuant to Section 2.5 shall be the
                                  "Employment Termination Date."

                          1.6 Continued Payment Period. "Continued Payment Period" shall have the meaning set forth in
                                  Section 3.1(a)(i).

         2.      Benefits and Duties During Employment; Termination of
                 Employment.

                 2.1 Base Salary. Your current annual base salary is $195,000, payable in 24 equal semi-monthly amounts, subject to required withholdings. Your base salary will be reviewed and may be adjusted annually. Your base salary will not be reduced from the current level or from any future, higher levels without your written concurrence, unless such reduction is in connection with your disability and in accordance with the Company's established disability income protection plan.

                 2.2 Management Bonus. For the fiscal year ending January 31, 1995, your target bonus is 35% of your annual base salary under the Company's Management Incentive Bonus Plan ("MIB Plan"). Your target bonus percentage under the MIB Plan will not be reduced from the current level or from any future, higher levels without your written concurrence, unless such reduction is in connection with your disability and in accordance with the Company's established disability income protection plan. The Company may modify the MIB Plan in the future; provided that in the event of any such modification, the Company will use reasonable efforts to provide you with a bonus opportunity under the modified plan that is equivalent to your opportunity under the current MIB Plan.

                 2.3 Other Employee Benefits. You will continue to be eligible for all employee benefits generally available to employees of the Company, and to the special benefit programs in which you are currently participating, or in which you are hereafter eligible to participate. These special benefits include but are not limited to:

                          2.3.1        Company Automobile, including
                                       reimbursement for automobile expenses.

                          2.3.2 Life insurance and income tax and estate planning services, subject to currently established annual limits.
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Mr. Robert L. Doyle
November 7, 1994
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                 2.4      Limitation on Outside Activities.  You agree to
                          devote your full business time and efforts to the rendition of such services to the Company as may be designated by the Company, subject, however, to temporary illness and customary vacations. You will at all times be subject to the direction and supervision of the CEO. You may devote a reasonable amount of time to civic and community affairs but shall not perform services during the term of your employment for any other business organization in any capacity without the prior consent of the CEO.

                 2.5 Employment Termination. Your employment with the Company shall continue until either you or the Company give written notice to the other of termination of your employment.

         3.      Rights upon Termination of Employment.

                 3.1 Rights upon Termination by Company other than for Cause, or by Employee for Good Reason. If the Company terminates your employment other than for Cause prior to your Normal Retirement Date, or if you terminate your employment for Good Reason prior to your Normal Retirement Date, then the Company shall have the following obligations to you:

                          (a) (i) If such termination occurs within two years after a Change of Control, then within 30 days following the Employment Termination Date, the Company shall pay to you in a lump sum the present value, determined as of the Employment Termination Date, of the amounts that you would have been paid by the Company if, during the applicable Continued Payment Period, the Company were to make equal semi-monthly payments to you equal to your semi-monthly base salary in effect immediately prior to the Employment Termination Date plus one twenty-fourth of the annual average of your incentive bonus payments under the MIB Plan or any successor thereto with respect to the three full (12 months) fiscal years immediately preceding the Employment Termination Date (such annual average being referred to herein as the "Average Annual Incentive Payment"), such amounts to be computed without regard to any reductions which may have occurred in breach of this Agreement or following a Change in Control. Such payment shall be subject to all required withholdings. The Continued Payment Period shall commence on the Employment Termination Date, and shall be a number of weeks determined by adding (a) the greater of (i) four or (ii) two times the number of years Employee has been an employee of the Company (rounding up to the next full year and excluding any
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Mr. Robert L. Doyle
November 7, 1994
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                          intervening periods during which Employee was not an
                          employee of the Company), plus (b) two times the number of $5,000 increments (rounded up to the next whole $5,000 increment) contained in the Employee's Annual Compensation (as defined below), provided, that the Continued Payment Period shall not exceed 3 years. "Annual Compensation" shall mean the sum of
                          (x) your annual base salary in the effect immediately prior to the Employment Termination Date, plus (y) the Average Annual Incentive Payment. Present value shall be determined using a discount rate equal to the Most Applicable Treasury Security Rate compounded annually, if the Applicable Treasury Security is a Treasury Bill, and semiannually, if the Applicable Treasury Security is a Treasury Note. The "Most Applicable Treasury Security Rate" shall be the yield-to- maturity of the Applicable Treasury Security with a remaining term equal to one-half of the Continued Payment Period, as quoted in the edition of the Wall Street Journal first published after the Employment Termination Date. The "Applicable Treasury Security" shall mean a Treasury Bill if the Continued Payment Period is two years or less; and shall mean a Treasury Note if the Continued Payment Period is greater than two years.

                                  (ii)   If such termination occurs
                          at any time other than within two years after a Change of Control, then, during the applicable Continued Payment Period, the Company shall make semi-monthly payments to you equal to your semi-monthly base salary in effect immediately prior to the Employment Termination Date plus one twenty-fourth of the Average Annual Incentive Payment, such amounts to be computed without regard to any reductions which may have occurred in breach of this Agreement. Such payments shall be subject to all required withholdings.

                          (b) Any outstanding unvested options held by you to purchase stock of the Company which have not otherwise become exercisable under the terms of the Company's stock option plans, shall become fully vested and exercisable.

                          (c) If your employment is terminated under circumstances in which you are entitled to receive payments under Section 3.1(a) above, and if you are not otherwise entitled to a bonus payment with respect to the fiscal year in which your employment
                          is terminated, the Company will pay to you within 30 days after the Employment Termination Date, and subject to required withholdings, a one-time bonus equal to the product
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Mr. Robert L. Doyle
November 7, 1994
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                          of (i) the fraction of a full year represented by the
                          period from the beginning of the fiscal year to the Employment Termination Date, and (ii) the Average Annual Incentive Payment.

                          (d) As soon as practical following the Employment Termination Date, the Company shall pay to you the market value, as of close of business on the Employment Termination Date, of any unvested restricted stock awarded to you, subject to required withholdings.

                 3.2 Death Benefits. If you are terminated by the Company other than for Cause or terminate your employment for Good Reason, and thereafter you die during the applicable Continued Payment Period, the Company shall be obligated to pay to your spouse, if surviving, and otherwise to your estate, the amounts to which you would have been entitled under Section
                          3.1 had you survived.

                 3.3 No Obligation To Mitigate. You shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Employment Termination Date, or otherwise.

                 3.4 COBRA Benefits. If your employment is terminated without cause by the Company, or for Good Reason by you, then the Company will provide a benefit under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), as follows: the Company shall pay the percentage of the cost of COBRA coverage with respect to your coverage status (e.g., individual or family coverage) in effect immediately prior to the Employment Termination Date, which percentage shall be the fraction (expressed as a percentage), the numerator of which shall be the difference between (i) the monthly cost of COBRA coverage for your coverage status in effect immediately prior to the Employment Termination Date and (ii) your monthly contribution toward your coverage in effect immediately prior to the Employment Termination Date, and the denominator of which shall be the monthly cost of COBRA coverage for your coverage status in effect immediately prior to the Employment Termination Date. All of such amounts shall be determined as of the day immediately preceding the termination of Employee's employment. The insurance continuation benefits paid for hereunder shall be deemed to be part of Employee's COBRA coverage.
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Mr. Robert L. Doyle
November 7, 1994
Page 8

                          Such benefits shall be in addition to any other benefits relating to health or medical care benefits that are available under the Company's policies to Employee following termination of employment.

                 3.5 Other Rights. The severance benefits provided hereunder will be reduced by any severance benefits to which you are entitled under the Company's Severance Benefits policy for terminated employees, or any other agreement between you and the Company for severance benefits. Except as provided in the immediately preceding sentence, the provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish your existing rights or rights which would accrue solely as a result of the passage of time, under any benefit or incentive plan, employment agreement or other contract, plan or arrangement. As soon as practical following the Employment Termination Date, you will receive a cash payment for the value of your earned but unused vacation time as of the Employment Termination Date in accordance with then current Company Policy.

         4. Successor To Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

         5. Non-Competition. During your employment, you agree that you will not directly or indirectly compete with the Company, or engage in, or act as an officer, director, employee, or agent of any person or entity that is engaged in, any business in which the Company is engaged, without the written approval of the CEO. The foregoing shall not prohibit you from investing in any securities of a corporation whose securities, or any of them, are listed on a national securities exchange or traded in the over-the-counter market so long as you shall own less than 3% of the outstanding voting stock of such corporation. If you are receiving payments under Section 3.1(a)(ii), then, as to any business in which the Company is engaged as of the Employment Termination Date, you shall continue to be bound by the provisions of this Section 5 during the applicable Continued Payment Period.
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Mr. Robert L. Doyle
November 7, 1994
Page 9


         6. Confidentiality. During your employment and at all times thereafter, you will not divulge to anyone or use for your own benefit or the benefit of any other person or entity any information concerning the Company, its businesses, operations, products, plans, employees, or otherwise, including without limitation trade secrets and other proprietary information, except for information that has been published by or with the consent of the Company and is as a result thereof generally available to the public, or information reasonably required by you for the preparation of personal tax returns.

         7.      Reduction of Payments.

                 7.1      (a)     Anything in this Agreement to the contrary
                          notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable as severance benefits hereunder shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such severance benefits without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not part of the severance benefits payable hereunder would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not severance benefits under this Agreement shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this paragraph 7.1, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

                          (b) All determinations required to be made under this paragraph 7.1 shall be made by an accounting firm jointly selected by you and the Company (the "Accounting Firm") and paid by the Company, and which may be the Company's independent auditors. The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the Date of Termination or such earlier time as is requested by the Company and an opinion to Employee
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Mr. Robert L. Doyle
November 7, 1994
Page 10

                          that he or she has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and Employee. Employee shall determine which and how much of the Payments, shall be eliminated or reduced consistent with the requirements of this paragraph 7.1, provided that, if Employee does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this paragraph 7.1 and shall notify Employee promptly of such election; and provided further that any Payments which do not constitute gross income to Employee shall not be reduced or eliminated unless all other Payments have first been eliminated. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

                          (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that Payments will not have been made by the Company which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against Employee or the Company which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio to Employee which Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Section 1 and
                          Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at 120% of the applicable
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Mr. Robert L. Doyle
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                          federal rate provided for in Section 7872(f)(2) of
                          the Code, compounded semiannually.

                 7.2 Notwithstanding anything in this Agreement to the contrary, if after giving effect to the provisions of
                          Section 7.1 any portion of any payments to you by the Company hereunder and any other present or future plan or program of the Company or other present or future agreement between you and the Company would not be deductible by the Company for Federal income tax purposes by reason of application of Section 162(m) of the Code, then payment of that portion to you shall be deferred until the earliest date upon which payment thereof can be made to you without being non-deductible pursuant to Section 162(m) of the Code. In the event of such a deferral, the Company shall pay interest to you on the amount deferred at 120% of the applicable federal rate provided for in Section 7872(f)(2) of the Code, compounded semi-annually.

         8.      Miscellaneous.

                 8.1. No Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or charge, and any attempt to do so shall be void.

                 8.2 Notices. All notices hereunder shall be in writing, and shall be delivered in person, by facsimile or by certified mail-return receipt requested. Notices shall be delivered as follows:

                                  If to the Company:

                                  Chief Executive Officer
                                  Puritan-Bennett Corporation
                                  9401 Indian Creek Parkway
                                  Overland Park, Kansas 66225

                                  If to the Employee:

                                  Mr. Robert L. Doyle
                                  1104 Summit Tree
                                  Duluth, Georgia  30136
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Mr. Robert L. Doyle
November 7, 1994
Page 12

                          Either party may change its address for notice by giving notice to the other party of a new address in accordance with the foregoing provisions.

                 8.3 Governing Law. This Agreement shall be governed by the laws of the State of Kansas.

                 8.4 Disputes. In the event of any dispute between the Company and Employee arising out of this Agreement, the Company's then current Alternative Dispute Resolution Procedure will be followed (a copy of the current procedure is attached hereto) and the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in connection with the enforcement of its rights hereunder.

                 8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                 8.6 Descriptive Headings. Descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Please acknowledge your agreement to the foregoing Agreement by signing the enclosed counterpart of this letter and returning it to the Company.

                                        Very truly yours,

                                        PURITAN-BENNETT CORPORATION


                                        /s/ Lee A. Robbins
                                        By:    Lee A. Robbins
                                        Title:  Vice President

Agreed to and accepted:


/s/ Robert L. Doyle
ROBERT L. DOYLE